Exhibit 99.1

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three and Nine Months Ended September 27, 2014 and September 28, 2013
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
REVENUES
MANUFACTURING:
Textron Aviation	$1,080	$593	$3,048	$1,861
Bell	1,182	1,162	3,174	3,136
Textron Systems	358	405	1,003	1,256
Industrial	785	711	2,476	2,239
	3,405	2,871	9,701	8,492

FINANCE	25	33	81	106
Total revenues	$3,430	$2,904	$9,782	$8,598

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation (a) (b)	$62	$(23)	$104	$(81)
Bell	146	131	383	395
Textron Systems	27	35	100	107
Industrial	53	52	213	188
	288	195	800	609

FINANCE	5	13	16	47
Segment Profit	293	208	816	656

Corporate expenses and other, net	(22)	(34)	(103)	(109)
Interest expense, net for Manufacturing group	(37)	(29)	(108)	(96)
Acquisition and restructuring costs (c)	(3)	—	(39)	—

Income from continuing operations before income taxes	231	145	566	451
Income tax expense	(71)	(47)	(174)	(124)

Income from continuing operations	160	98	392	327
Discontinued operations, net of income taxes	(1)	1	(4)	4
Net income	$159	$99	$388	$331

Earnings per share:
Income from continuing operations	$0.57	$0.35	$1.39	$1.15
Discontinued operations, net of income taxes	—	—	(0.02)	0.01
Net income	$0.57	$0.35	$1.37	$1.16

Diluted average shares outstanding	281,030,000	281,710,000	282,424,000	284,743,000

(a)        The three and nine months ended September 27, 2014 include amortization of $10 million and $55 million, respectively, related to fair value step-up adjustments of acquired inventories sold during the periods.

(b)        Includes $28 million in severance costs for the nine months ended September 28, 2013.

(c)         Acquisition and restructuring costs for the three and nine months ended September 27, 2014 include $3 million and $28 million, respectively, of restructuring costs incurred related to the acquisition of Beech Holdings, LLC, the parent of Beechcraft Corporation, which was completed on March 14, 2014.  Transaction costs of $11 million related to the Beechcraft acquisition are also included in the nine months ended September 27, 2014.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	September 27, 2014	December 28, 2013
Assets
Cash and equivalents	$430	$1,163
Accounts receivable, net	1,150	979
Inventories	4,081	2,963
Other current assets	539	467
Net property, plant and equipment	2,442	2,215
Goodwill	2,020	1,735
Other assets	2,509	1,697
Finance group assets	1,568	1,725
Total Assets	$14,739	$12,944

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$383	$8
Other current liabilities	3,510	2,995
Other liabilities	2,451	2,118
Long-term debt	2,474	1,923
Finance group liabilities	1,349	1,516
Total Liabilities	10,167	8,560

Total Shareholders’ Equity	4,572	4,384
Total Liabilities and Shareholders’ Equity	$14,739	$12,944

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2014	2013	2014	2013
Cash flows from operating activities:
Income from continuing operations	$160	$98	$392	$327
Depreciation and amortization	111	93	325	285
Changes in working capital	(51)	117	(128)	(624)
Changes in other assets and liabilities and non-cash items	(4)	51	(20)	(91)
Net cash from operating activities of continuing operations	216	359	569	(103)
Cash flows from investing activities:
Net cash used in acquisitions	(30)	—	(1,580)	(53)
Capital expenditures	(83)	(110)	(255)	(300)
Finance receivables repaid	19	45	77	157
Proceeds from sales of receivables and other finance assets	24	99	37	152
Other investing activities, net	(7)	3	(4)	13
Net cash from investing activities	(77)	37	(1,725)	(31)
Cash flows from financing activities:
Proceeds from long-term debt	36	10	1,187	412
Increase (decrease) in short-term debt	25	(270)	25	96
Principal payments on long-term and nonrecourse debt	(341)	(72)	(462)	(997)
Purchases of Textron common stock	(152)	—	(302)	—
Settlement of convertible debt	—	—	—	(215)
Proceeds from settlement of capped call	—	—	—	75
Other financing activities, net	(3)	(2)	16	—
Net cash from financing activities	(435)	(334)	464	(629)
Total cash flows from continuing operations	(296)	62	(692)	(763)
Total cash flows from discontinued operations	(1)	2	(3)	(5)
Effect of exchange rate changes on cash and equivalents	(7)	2	(5)	(8)
Net change in cash and equivalents	(304)	66	(700)	(776)
Cash and equivalents at beginning of period	815	571	1,211	1,413
Cash and equivalents at end of period	$511	$637	$511	$637